EXHIBIT 2.1

                        CONFIDENTIAL TREATMENT REQUESTED

        CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED
         ARE MARKED WITH BRACKETS "[***]". THE OMITTED MATERIAL HAS BEEN
          FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 19, 2006, (the "Agreement Date") by and among WebSource Media, LLC, a limited liability company organized under the laws of the state of Texas (the "Company"), Marc Smith, as the representative of the members of the Company (the "Members' Representative"), Web Astro Acquisition, L.P., a limited partnership organized under the laws of the state of Delaware ("Merger Sub") and Web.com, Inc., a Minnesota corporation ("WEB").

     WHEREAS, Merger Sub desires to merge with the Company and the Company desires to merge with Merger Sub in consideration of the parties' respective rights and obligations, the receipt and sufficiency of which are hereby acknowledged;

     NOW, THEREFORE, the parties agree as follows:

1.   THE MERGER.

     (a) Merger. Subject to the terms and conditions of this Agreement, at the Closing, the Company will be merged with and into Merger Sub (the "Merger"). Articles of Merger and any other required documents (collectively, the "Merger Documents"), substantially in the form attached as Exhibit 1.1, will be duly prepared, executed and acknowledged by the Company and Merger Sub and thereafter delivered to the Secretaries of State of Texas and Delaware, respectively, for simultaneous filing in accordance with applicable state laws contemporaneously with the Closing. The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of Texas (the "Effective Time"). Following the Merger, Merger Sub will continue as the surviving entity of the merger under the laws of the State of Delaware and as a wholly-owned subsidiary of WEB and the separate corporate existence of the Company shall cease. If the Merger Documents are not immediately accepted by the Secretaries of State of Delaware and Texas upon filing, WEB will promptly take any steps reasonably necessary to cause the Merger Documents to be so accepted and the Members and the Members'
          Representative   will  take  any  action  and  execute  any   document
          reasonably requested by WEB to cause the Merger Documents to be so accepted.

     (b) Effects of Merger. At and after the Effective Time the Merger will have all of the effects provided by the Merger Documents and applicable law, including all of the property, rights, privileges, powers and franchises of Company and Merger Sub will vest in Merger Sub as the survivor, and all debts, liabilities and duties of Company


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          and Merger  Sub shall  become  the  debts,  liabilities  and duties of
          Merger Sub as the survivor.

2.   CONSIDERATION FOR MEMBERSHIP INTERESTS.

     (a) Consideration Agreement. At the Closing, in exchange for their membership interests in the Company, each Member shall receive the rights afforded them pursuant to the Consideration Agreement attached hereto as Exhibit B (the "Consideration Agreement") pursuant to which Web.com may issue to the Members the Earn-out Consideration (as such term is hereinafter defined).

     (b) Closing. The closing shall take place on the date hereof at the offices of the Company in Houston, Texas (which time and place are designated as the "Closing").

     (c)  Deliveries   at  Closing.   At  the   Closing,   the  parties   shall,
          respectively, make the following simultaneous deliveries:

          (i) Company shall deliver to Merger Sub: (i) duly executed copies of the applicable Transaction Documents, (ii) a certificate, executed by each of the Managers of the Company, certifying as to such matters of fact as WEB may reasonably require, (iii) an opinion of counsel in form and substance acceptable to WEB and counsel to the Company, (iv) appropriate lien releases for any outstanding liens on the assets of Company, and (v) a payoff letter (the "Merit Payoff Letter"), duly executed on behalf of Merit Financial, Inc. ("Merit Financial"), providing for repayment in full of that certain consulting brokerage fee in the approximate amount of $225,000 in respect of that certain
               Consulting Brokerage Agreement between Merit Financial and Company dated September 10, 2004, and (vi) a payoff letter (the "Houston RPM Payoff Letter") duly executed on behalf of Houston RPM, L.C. ("Houston RPM"), providing for the repayment in full of all amounts due and owing in respect of that certain Loan Agreement between the Company and Houston RPM, dated September 10, 2004 and amended on April 1, 2005, and associated Promissory Note between the Company and Houston RPM dated September 10, 2004, as amended and restated on April 1, 2005, and again modified extended and renewed on January 15, 2006, pursuant to which the Company will pay Houston RPM $1,250,000 on or before June 1, 2006, as modified, amended, restated and replaced from time to time together with all interest, fees and other payments owing thereon (the "Houston Debt"), and those certain Investor Preferred Units (the "Preferred Units") in accordance with
               Article 4A of the Regulations of the Company, which payoff letter will provide for the complete redemption and satisfaction of the Houston Debt and the Preferred Units and the termination of the Voting Trust Agreement dated July 23, 2002 (as amended from time to time) between Marc R. Smith, Kathleen A. Smalley, Keith D. Hendrick, Steve Kennedy, Kenneth M. Guidry, the Company and
               Houston RPM, L.C. (with such payoff amount to be, in the aggregate, approximately $2.5 million, as more particularly calculated in the Houston RPM Payoff Letter).

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          (ii) Merger Sub and WEB shall  deliver to  Members  (i) duly  executed copies of the applicable Transaction Documents; and (ii) evidence of payment in full of the amounts contemplated in the Houston RPM Payoff Letter (the "Houston RPM Payoff Amount"); and (iii) evidence of payment to Kaufman Bros., L.P. ("Kaufman Brothers") of an amount equal to three percent (3%) of the Houston RPM Payoff Amount.

     (d) The parties shall execute and deliver such other documents as are customary and reasonably necessary to consummate the transactions contemplated hereby.

3. Representations and Warranties of Company. Company hereby represents and warrants as follows:

     (a) Organization and Qualification. Company is a limited liability company duly organized and validly existing under the laws of the State of Texas. Company has all requisite power and authority to carry on its business as currently conducted, other than such failures that would not reasonably be expected to have a material adverse effect on Company's business, properties or financial condition (a "Material Adverse Effect"). Company is duly qualified to transact business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

     (b) Capitalization. As of the Closing, immediately prior to giving effect to the Merger, the outstanding equity of Company will consist of the membership interests, as set forth on the disclosure schedule prepared by the Members and attached to this Agreement (the "Disclosure Schedule") and the rights, privileges and obligations of the Members with respect to such membership interests are set forth in the Regulations of Websource Media, LLC (the "WSM Regulations"). Except as set forth in the Disclosure Schedule, there are no outstanding rights, options, warrants, preemptive rights, rights of first refusal or similar rights for the purchase or acquisition from Company or Members of any equity interest in Company.

     (c) Subsidiaries. Except for the subsidiaries listed on the Disclosure Schedule, Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Company is not a participant in any joint
          venture,   partnership,   limited   liability   company   or   similar
          arrangement.

     (d) Authorization. As of the Closing, all action on the part of Company and its Managers necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Company hereunder, its Managers and the Existing Members shall have been taken, and this Agreement, assuming due execution by the parties hereto and thereto, will constitute valid and legally binding obligations of Company, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

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     (e)  Compliance  with Laws.  Company  has,  and at all times has held,  all material licenses, permits and authorizations from all governmental entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of such governmental entitles having jurisdiction over it or any part of its operations. There are no violations or, to the actual knowledge of the Company's Managers, claimed violations of any such license, permit
          or  authorization  or  any  such  statute,   law,  ordinance  rule  or
          regulation.

     (f) Valid Issuance of Membership Interests. The Membership Interests are, and when transferred in accordance with the terms of this Agreement for the consideration expressed herein will be, duly and validly issued, free and clear of all liens, claims and encumbrances, and free of restrictions on transfer directly or indirectly created by Company other than restrictions on transfer under this Agreement, the WSM Regulations and under applicable state and federal securities laws.

     (g) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Company is required in connection with the consummation of the transactions contemplated by this Agreement, excluding any consents that may be required in connection with the Registration Rights Agreement.

     (h) Litigation. There are no actions, suits, proceedings or investigations pending or, to the best knowledge of Company's Managers, threatened before any court, administrative agency or other governmental body against Company, its assets or its properties or the Membership Interests, except as set forth on the Disclosure Schedule. Except as set forth on the Disclosure Schedule, Company is not a party or subject to, and none of its assets or the Membership Interests is bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

     (i)  Reserved.

     (j) Intellectual Property. Company has sufficient title to and ownership of, or other rights to use, all trade secrets, copyrights, information, proprietary rights, domain names, trademarks, service marks and trade names in each case necessary for the Company Business without any material conflict with or infringement of the rights of others except for such conflicts as would not create a significant expense for the Company. The Disclosure Schedule sets forth an accurate and complete list of all registered and unregistered trade names, trademarks, service marks and domain names owned or used by the Company and applications for registration therefor (collectively, the "Marks"), an accurate and complete list of all patents and patent applications owned or used by the Company (collectively, the "Patents"), an accurate and complete list of all copyrights, copyright registrations and copyright applications owned or used by the Company (collectively, the "Copyrights") and an accurate and complete list of all software programs which are now owned or licensed to the Company or used by the Company in the operation of the Company's business

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          (collectively,  the "Software" and,  together with the Marks,  Patents
          and  Copyrights  and  know-how,   processes,   procedures,   drawings,
          specifications, designs, plans, proposals, technical data, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and other confidential and proprietary information used by the Company in the operation of the Company Business, the "Intellectual Property"). The Company owns and possesses all right, title and interest in and to, or has a license or other right to use pursuant to a valid and
          enforceable   license  or  other  agreement,   all  such  Intellectual
          Property, free and clear of all liens, claims and encumbrances. The consummation of the transactions contemplated by this Agreement will not alter or impair the Company's rights to use the Intellectual
          Property.   Except  for  the  Customer   Agreements  and  the  license
          agreements set forth on the Disclosure Schedule, there are no material outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Company bound by or a party to any material options, licenses or agreements of any kind with respect to the trademarks, service marks, trade names, copyrights, domain names, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Except as set forth on the Disclosure Schedule, Company has not received any written, or to the actual knowledge of the Company's Managers, oral communications alleging that Company has violated or, by conducting its business as proposed, would violate any of the trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

     (k) Compliance with Other Instruments. Company is not in violation or default of any provision of its Articles of Organization or the WSM Regulations, each as in effect immediately prior to the Closing. Company is not in violation or default of any provision of any material instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound.
          Company is not in violation or default of any provision of any federal, state or local statute, rule or governmental regulation which would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Transaction Documents will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Company pursuant to any such provision.

     (l) Permits. Company has all material franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it. Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

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     (m)  Environmental  and  Safety  Laws.  To  the  actual  knowledge  of  the
          Company's  Managers,  the Company is in compliance with all applicable statutes,  rules  or  regulations  in  effect  as of the  date of this
          Agreement   relating  to   protection  of  health  or  safety  of  the
          environment pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq., the Clean Air Act, 42 U.S.C. ss.7401 et seq., the Clean Water Act, 33 U.S.C. ss.1251 et seq., and the Occupational Safety and Health Act, 29 U.S.C. ss.651 et seq., as amended (collectively, "Environmental Laws").

     (n) Title to Property and Assets. Except as set forth on the Disclosure Schedule, Company has good and marketable title to all of the properties and assets owned by it, free and clear of all mortgages, liens and encumbrances, except liens for current taxes and assessments not yet due. With respect to the material property and assets it leases, Company is in material compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of all liens, claims or encumbrances. Company's material properties and assets are in reasonably good condition and repair, in all material respects, for the purposes for which they are currently used, ordinary wear and tear excepted.

     (o) Financial Statements. Company has delivered to Merger Sub (a) an unaudited consolidated income statement and balance sheet of Company as of and for the fiscal year ended December 31, 2005, (b) an unaudited consolidated income statement and balance sheet of Company as of and for the three-month period ended March 31, 2006, and (c) an unaudited consolidated income statement and balance sheet of the Company as of and for the month ending April 30, 2006 (together with the notes thereto to the extent they exist, the "Financial Statements"). Except as set forth on the Disclosure Schedule, to the actual knowledge of the Managers of the Company, the Financial Statements fairly present, in all material respects, the financial position and results of operations of Company as of the dates and for the periods indicated, subject in the case of the December 31, 2005 Financial Statements to normal year-end adjustments. Except as set forth on the Disclosure Schedule Company has no material liabilities or obligations which are not reflected or reserved against in the April 30, 2006 balance sheet (the "Company Balance Sheet"), except for liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business or which are not material.

     (p) Agreements with Existing Members. Except for agreements described in the WSM Regulations, and any agreements set forth on the Disclosure Schedule, there are no agreements, understandings or proposed transactions between Company and any of the Existing Members, the Managers, any affiliates of the Existing Members or the Managers, or any affiliate of the Company. As of the date of this Agreement, all of the Managers of the Company are set forth in Section 3(p) of the Disclosure Schedule.

     (q) Absence of Certain Changes and Events. Except as set forth on the Disclosure Schedule:

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          (i)  Since April 30, 2006,  Company has not (i) incurred  indebtedness for money borrowed in excess of $100,000, or (ii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory and license agreements in the ordinary course of business.

          (ii) Since April 30, 2006, Company has not entered into any agreement (except for this Agreement) (A) involving the payment or receipt of $50,000 or more (whether in one payment or in multiple payments over time), (B) causing or permitting there to exist any lien or encumbrance on its assets, (C) providing for the lease of any equipment, (D) amending or modifying any of its constituent documents, (E) incurring, assuming or guaranteeing any indebtedness or other obligation, (F) making any loan or (G) transferring, conveying, assigning or encumbering any of its intellectual property.

          (iii) Company has no obligations or liabilities, direct or indirect, absolute or contingent, except as set forth on Company's balance sheet dated April 30, 2006

     (r) Material Agreements. Except as set forth on the Disclosure Schedule, Company is not a party to any contract or agreement that (each of the following being a "Material Agreement"):

          (i) Provides for the Company to lease any office space or real property;

          (ii) Provides for the Company to lease any tangible personal property;

          (iii) Restricts  the  Company's   ability  to  develop  its  products,
               services, service offerings or intellectual property;

          (iv) Restricts the Company's ability to use, market and otherwise exploit its brands, trademarks, service marks or domain names;

          (v) Obligates the Company to purchase all of its requirements from any particular source or obligates the Company to provide all of the requirements of any third party;

          (vi) Obligates the Company to provide products or services to any third party at a price that is better than, or equal to, the price provided by the Company to any other party;

          (vii) Obligates the Company to pay more than $50,000 in any twelve month period;

          (viii) Provides for the Company to license any patents, copyrights, trade secrets, software or other intellectual property which is utilized or incorporate into the products or services sold by the Company to its customers; or

          (ix) Obligates the Company or any of its subsidiaries to pay referral fees, commissions or other contingent payments as a consequence of sales made by the Company or any of its subsidiaries.

     (s)  Sufficiency.  The Company has made  available to WEB copies of each of
          the  Material  Agreements  and  any  amendments  thereto.   Except  as

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          disclosed on the Disclosure Schedule (i) the Company is not in default under or in breach of any of the material terms, conditions or warranties, express or implied, of any Material Agreement; (ii) no condition exists or has occurred which, with or without the giving of notice of the lapse of time, or both, would constitute a default or breach by the Company of any of the material terms, conditions or warranties, express or implied, of any Material Agreement; (iii) to the Company's knowledge, no counterparty to any Material Agreement is in material default or breach thereunder; and (iv) assuming the due authorization, execution and delivery by the counterparties thereto, and the absence of default or breach by such counterparties, all Material Agreements are valid and binding legal obligations of the Company.

     (t) Disruptions. Since December 31, 2003 there has not occurred any material disruption to network operations or any material delays in planned facility or network build out or construction activities or any material performance failures by Company or other material service disruptions that have resulted in material customer complaints or material breaches of customer commitments. Except as set forth on the Disclosure Schedule, since December 31, 2003 Company has not received any notice from any LEC billing aggregator or other party serving a similar function, terminating or threatening to terminate, any LEC billing services on behalf of the Company or any of Company's subsidiaries.

     (u) Insurance. The Disclosure Schedule contains a true, correct and complete list of all of the insurance policies maintained by Company, which schedule includes the name of the insurance company, the policy number, a description of the type of insurance covered by such policy, the dollar limit of the policy and the annual premiums for such policy, and the name and phone number of the insurance agent in respect thereto. Such policies are paid up to date and no notice of cancellation has been received.

     (v) Tax Returns and Audits. Company is characterized as a partnership for United States federal income tax purposes and has not made an election under Section 7701 of the Code or the Treasury Regulations promulgated thereunder to be taxed as a corporation, (a) for each of the 2002, 2003, 2004 and 2005 calendar years has timely filed, or timely applied for an extension to file, all Tax Returns required to be filed by it;
          (b) all such Tax Returns are true, correct and complete in all material respects; (c) all (i) Taxes of the Company that are shown as due on such Tax Returns and (ii) material Taxes of the Company (1) otherwise due and payable or (2) claimed or asserted by any taxing authority to be due, have been paid or are the subject of a timely request for additional time in which to file a return or pay the amount claimed. There are no liens for any Taxes upon the assets of the Company, other than liens for Taxes not yet due and payable. The Company does not know of any proposed or threatened Tax claims or assessments with respect to the Company. To its Best Knowledge, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in

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          connection  with  payments  to  employees,   independent  contractors,
          creditors, shareholders or other third parties. The Company is not a party to or bound by any tax allocation or sharing agreement. Members are not "foreign persons" for purposes of Section 1445 of the Code. The Company has not entered into, or otherwise participated (directly or indirectly) in, any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) or received a written opinion from a tax advisor that was intended to provide protection against a tax penalty. For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any tax authority or other governmental entity; "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return, request for extension or declaration of estimated Tax; and "Code" means the Internal Revenue Code of 1986, as amended.

     (w) Employees. The Company has no employees and the Company has had no employees since at least December 31, 2003. All persons employed on a full or part-time basis in Company's offices (collectively, the "Company Workers") are either (i) employees of independent contractors who provide service pursuant to a written agreement between Company and the applicable independent contract, or (ii) employees of Administaff Companies II, L.P. ("Administaff") who provide service pursuant to the Company's written agreement with Administaff. Except as set forth on the Disclosure Schedule, Company has no contracts, agreements, or policies for the remuneration of Company Workers except pursuant to the Company's written agreement with Administaff.

     (x) Brokers or Finders. Except as set forth in the Disclosure Schedule, Company has not agreed to incur, directly or indirectly, any liability for brokerage or finders' fees, agents' commissions or other similar charges in connection with this Agreement or any of the transactions contemplated hereby.

4. Representations and Warranties of Members. Effective upon each Member's execution and delivery of the Consideration Agreement, each Member hereby represents and warrants to Merger Sub and WEB that:

     (a) Authorization. Such Member has read and approved this Agreement and this Agreement and the Transaction Documents, assuming due execution by the parties hereto and thereto, constitute valid and legally binding obligations of each of the parties thereto, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

     (b) Accuracy. The representations and warranties of the Company in this Agreement are true and correct to the best knowledge of the Members.

     (c) Ownership. Such Member owns the Membership Interests being conveyed by such Member to Merger Sub under this Agreement free and clear of any liens, claims and encumbrances. Such Member is not subject to any contract, trust, security agreement, collateral agreement or other agreement, or any writ, judgment, injunction, administrative order, court order or other legally-binding sanction that conflicts with Member's representations, warranties and obligations under this Agreement or that would operate to impinge or restrict in any manner whatsoever Merger Sub's taking of good title to the Membership Interests, free and clear of any liens, claims or encumbrances.

     (d) Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement and the Transaction Documents by such Member will not result in any violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any provision of any contract or agreement to which such Member is a party, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of such Member pursuant to any such provision.

     (e) Legended Securities. Such Member understands and acknowledges that, notwithstanding WEB's obligations pursuant to the Registration Rights Agreement to pursue the registration of Consideration Securities, in certain circumstances the Consideration Securities may be inscribed with a legend to the effect that the Consideration Securities have not been registered under the Securities Act of 1933 and that shares represented by this certificate may not be sold or otherwise transferred except in compliance with the Securities Act of 1933.

     (f) No Recommendation. Such Member understands and acknowledges that no federal or state agency has made any recommendation or endorsement of the Consideration Securities or any finding or determination as to the fairness of the investment in such Consideration Securities.

     (g) Information. Such Member acknowledges and agrees that WEB has made available information concerning WEB and its businesses, assets, liabilities and rights which the Members have requested in writing to obtain and which information includes, without limitation, the following: the Articles of Incorporation (as amended) and the Bylaws (as amended) of WEB, WEB's Report on Form 10-K for the year ended August 31, 2005 and related Form 10-K/A, WEB's Form 10-QT for the period ended December 31, 2005, WEB's Form 10-Q for the period ended March 31, 2006, WEB's Annual Report to Shareholders for the year ended August 31, 2005, WEB's Proxy Statement dated August 16, 2005 and WEB's Proxy Statement dated March 8, 2006, including the "Risk Factors" set forth therein, and copies of all press releases issued by WEB since January 1, 2001. Each Member acknowledges and agrees that such Member has received all information such Member requires in order to make its respective investment decisions herein. Each Member acknowledges that certain of the statements made by WEB herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Those statements are or were made based on management's current expectations and estimates, and actual results may differ materially due to risks and uncertainties.

     (h) Speculative Investment; Securities Matters. Each Member acknowledges that the Consideration Securities are a speculative investment. Each Member represents that he or she can bear the economic risks of such an investment for an indefinite period of time. Such Member has significant knowledge and experience in financial and business matters, and particularly the business conducted by WEB and is capable of evaluating the risk of the investment in Consideration Securities contemplated by this Agreement. Such Member has carefully read this Agreement and discussed its requirements and other applicable limitations (including those set forth in Rule 144 under the Securities Act) with respect to the transfer or other disposition of the Consideration Securities with legal counsel. Each Member understands and acknowledges that the desirability of an investment in WEB may be influenced by the federal income tax consequences, and by the various state and local tax consequences, arising from such Member's receipt of the Consideration Securities. Because such tax effects depend, among other things, on the specific facts, circumstances and intentions of each of the Members, such Member has not relied upon WEB or its representatives as to such matters. Each Member represents that he or she has taken into account the effects of federal, state and local tax laws on receipt of the Consideration Securities.

     (i) Due Consideration. The Consideration to be received by the Members under this Agreement is fair and adequate, taking into account the facts and circumstances of the Member, the Company and WEB and taking into account the risk or potential that some or all of the Consideration to be paid to the Members is subject to the completion of certain milestones and requirements as set forth in this Agreement and may not, based upon the provisions of this Agreement, ultimately be paid to such Members. The existence of milestones and requirements as a prerequisite to payment of a portion of the Consideration does not guarantee employment to any of the Members for any period of time.

5.   REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND WEB.

     (a) Organization. Merger Sub and WEB hereby jointly and severally represent and warrant that Merger Sub is a limited partnership and WEB is a corporation and each of Merger Sub and WEB is duly organized and validly existing in the state of its organization.

     (b) Authorization. Merger Sub and WEB hereby jointly and severally represent and warrant that as of the Closing, all action on the part of Merger Sub and WEB, and their respective officers, directors and partners necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents and the performance of all obligations of Merger Sub and WEB hereunder and thereunder shall have been taken, and this Agreement and the Transaction Documents, assuming due execution by the parties hereto and thereto, constitute valid and legally binding obligations of Merger Sub and WEB, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

     (c) Compliance with Other Instruments. Merger Sub and WEB hereby jointly and severally represent and warrant that neither Merger Sub nor WEB is in violation or default of any provision of its applicable organizational documents, each as in effect immediately prior to the Closing, except for such failures as would not be reasonably expected to materially adversely effect the ability of Merger Sub and WEB to perform their respective obligations under this Agreement and the Transaction Documents (a "Merger Sub Material Adverse Effect"). The execution, delivery and performance of and compliance with this Agreement and the Transaction Documents will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Merger Sub or WEB pursuant to any such provision.

     (d) Securities Matters. WEB represents and warrants that, to the best knowledge of its executives, (a) all of its financial statements on Form 10-K and 10-Q filed with the Securities Exchange Commission since January 1, 2003, including without limitation those financial statements and other reports referenced in Section 4(g) of this Agreement, were true and correct in all material respects when made and such financial statements are incorporated herein by this reference; (b) since January 1, 2003 WEB has timely filed all reports and disclosures required to be filed by the rules of the Securities Exchange Commission except for such failures to timely file as would not be expected to have a material adverse effect on WEB, (c) since January 1, 2003 WEB has received no notice from the Securities Exchange Commission alleging that WEB has failed timely to make any filing required to be made under the rules of the Securities Exchange Commission or alleging that any of WEB's financial statements on Form 10-K or 10-Q were inaccurate or misleading in any material respect;
          (d) WEB has more than two million five hundred thousand (2,500,000) shares of its capital stock that are duly authorized, unissued and not reserved for the satisfaction of any other obligation of WEB to issue such shares; and (e) promptly following the date of this Agreement, WEB will create a reserve account with its transfer agent and deposit into that reserve account a number of shares of WEB capital stock sufficient to satisfy its obligation to issue the Registrable Securities. As of the date that is four business days prior to the Agreement Date, no event has occurred for which the Company is obligated by the rules and regulations of the SEC to file a Form 8-K on or before the Agreement Date.

6. Earn-out Consideration. To the extent and in the manner provided in the Consideration Agreement, WEB will disburse Earn-Out Consideration to the Members as provided in this Section 6:

     (a) Reports. Within thirty (30) days after the end of each month beginning with the month ending May 31, 2006 and ending with the month ending June 30, 2009 (the "Earn-out Period"), Merger Sub will provide WEB and the Members with a written report including appropriate and applicable work papers (the "Earn-out Report") that sets forth, with respect to such Reporting Period, (a) the Gross Billings generated by the Company Business, (b) the EBITDA generated by the Company Business, (c) the Minimum Consideration payable to the Members, (d) with respect to each reporting period indicated in Section 6(d) (each, a "Reporting Period") the Base Consideration payable to the Members, and (d) with respect to each Reporting Period, the Growth Consideration payable to the Members.

     (b) Objection Notice. If neither the Members' Representative nor WEB provides the other a written notice objecting to the calculation of any item provided in the Earn-out Report within ten (10) days after receipt of it (an "Objection Notice"), Merger Sub's calculations shall be final and conclusive. If Members' Representative or WEB provides an Objection Notice within ten (10) days after receipt of the Earn-out Report, the Members' Representative and WEB shall address and resolve the dispute as provided in Section 7(k).

     (c) Disbursement. With respect to any Earn-out Report for any period that is not a quarterly Reporting Period, WEB will disburse to the Members any applicable Base Consideration or Minimum Consideration due pursuant to an Earn-out Report (if there was no Objection Notice) within ten (10) days after receipt of such Earn-out Report and, (if there was an Objection Notice), within five (5) days after the completion of a written compromise between the Members' Representative and WEB pursuant to Section 7(k) if applicable. With respect to those Reporting Periods that consist of more than a single month, WEB will disburse to the Members any Base Consideration, Growth Consideration or Minimum Consideration that is due pursuant to an Earn-out Report (if there was no Objection Notice) within either thirty (30) days after the end of the applicable period or five (5) days after the completion of a written compromise between the Members' Representative and WEB pursuant to Section 7(k) if applicable. Each disbursement of Earn-out Consideration under this Agreement shall be disbursed to the Members in the manner set forth in the Consideration Agreement.

     (d) Base Consideration. WEB will disburse the Base Consideration indicated below in respect of each Reporting Period indicated below if, and only if, the Company Business has produced Gross Billings and EBITDA greater than or equal to the minimum thresholds set forth below with respect to such Reporting Period (with such minimum threshold Gross Billings being the "Minimum Base Case Billings" and such minimum threshold EBITDA being the "Minimum Base Case EBITDA"):

[***] - CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS ("[***]"). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.


       1. REPORTING        2. MINIMUM BASE    3. MINIMUM BASE CASE          4. BASE CONSIDERATION
          PERIOD              CASE BILLINGS   EBITDA                        -------------------------------
                                                                                            UNRESTRICTED
                                                                               CASH         SHARES
                                                                            -------------------------------
       May 2006            [***]              [***] of Gross Billings       $194,444        0
       June 2006           [***]              [***] of Gross Billings       $194,444        0
       Q2 2006*            [***]              [***] of Gross Billings       $0              69,450
       July 2006           [***]              [***] of Gross Billings       $194,444        0
       August 2006         [***]              [***] of Gross Billings       $194,444        0
       Sept. 2006          [***]              [***] of Gross Billings       $194,444        0
       Q3 2006             [***]              [***] of Gross Billings       $0              69,450
       Oct. 2006           [***]              [***] of Gross Billings       $200,926        0
       Nov. 2006           [***]              [***] of Gross Billings       $200,926        0
       Dec. 2006           [***]              [***] of Gross Billings       $200,926        0
       Q4 2006             [***]              [***] of Gross Billings       $0              86,110
       Q1 2007             [***]              [***] of Gross Billings       $602,777        86,110
       Q2 2007             [***]              [***] of Gross Billings       $602,777        86,110
       Q3 2007             [***]              [***] of Gross Billings       $602,777        86,110
       Q4 2007             [***]              [***] of Gross Billings       $602,777        86,110
       Q1 2008             [***]              [***] of Gross Billings       $602,777        86,110
       Q2 2008             [***]              [***] of Gross Billings       $602,777        86,110
       Q3 2008             [***]              [***] of Gross Billings       $602,777        86,110
       Q4 2008             [***]              [***] of Gross Billings       $602,777        86,110
       Q1 2009             [***]              [***] of Gross Billings       $602,777        86,110
                                                                          ----------     ---------
             TOTALS                                                       $7,000,000     1,000,000
       ____________________________________________________________________________________________________


         *Q2 2006 results will consist of financial results for Merger Sub for April, May and June 2006, including financial results for Company for periods preceding the Agreement Date.

For purposes of this Section, the following capitalized terms have the meanings provided below:

[***] - CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED ARE MARKED WITH BRACKETS ("[***]"). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

     "Gross Billings" means the gross amount of all charges billed to customers of the Company Business, calculated in accordance with past practices.

     "EBITDA"  means  the  Merger  Sub's  earnings  from the  Company  Business, excluding deductions for (i) interest, (ii) income taxes, (iii) depreciation and amortization, (iv) extraordinary items and non-operating gains and losses, (v) any charges incurred by WEB in respect of payment of the Consideration, (vi) any acquisition costs, brokerage fees and legal fees related to the negotiation and closing of the Merger, (vii) any inter-company charges or overhead allocations by WEB or any of its subsidiaries, and (viii) any amounts paid to Merit Financial in respect of the Merit Financial Payoff Letter, all as calculated by Merger Sub and determined by WEB in accordance with generally accepted accounting principles consistently applied ("GAAP").

     (e) Closing Differential. At the same time that WEB makes the first payment of Base Consideration to Members under this Agreement, WEB will pay to each of the former Managers identified in Schedule 6(e) one-half of the amount, if any, by which (i) three million dollars ($3,000,000) exceeds (ii) the aggregate amount paid by WEB at Closing to Houston RPM and Kaufman Brothers; provided, however, that if no disbursement of Base Consideration is due on such date, WEB will pay such amount at the same time the first disbursement of Base Consideration is made.

     (f) Growth Consideration. If, for any quarterly Reporting Period beginning with the Reporting Period for Q2 2006, WEB is obligated to disburse Base Consideration, subject to Section 6(g), WEB will also disburse Growth Consideration such that, for every [***] of Gross Billings in excess of the Minimum Base Case Billings, WEB will disburse one hundred seventy (170) Unrestricted Shares and Warrants, substantially in the form of Exhibit 5, for the purchase of three hundred forty
          (340) Reserved Shares; provided, however, that in no event will the aggregate Growth Consideration disbursed by WEB under this Agreement exceed a total of five hundred thousand (500,000) shares of Unrestricted Stock and Warrants for the purchase of one million (1,000,000) shares of Reserved Stock (collectively, the "Maximum Growth Consideration") and provided, further, however, that no Growth Consideration will be disbursed for any quarterly Reporting Period in which the actual Gross Billings is less than actual Gross Billings for the immediately preceding quarterly Reporting Period.

     (g) Catch-up Base Consideration. If, for any Reporting Period (as applicable, a "Short Period"), WEB is not required to disburse the Base Consideration but the actual Gross Billings is not less than the Minimum Base Case Billings for the immediately preceding Reporting Period, then, WEB will disburse the Base Consideration for that Short Period and any preceding Short Periods simultaneously with the Base
          Consideration disbursed for the next succeeding Reporting Period immediately following the Short Period where the Company Business has produced Gross Billings and EBITDA in excess of the minimum thresholds outlined in Section 6(d) above; provided, however, that if, for any Reporting Period (as applicable, a "Negative Period"), the actual Gross Billings are less than the Minimum Base Case Billings for the immediately preceding Reporting Period, the Base Consideration for such Negative Period and all Short Periods preceding the Negative Period will not be subject to disbursement at any time under this Agreement.

     (h) Operation of the Company. The Company will be managed with the intention of increasing its Gross Billings and EBITDA in a manner that is intended to increase shareholder value for shareholders of WEB and achieve the payment of both the Base Consideration and the Growth Consideration. In addition, the Company will be managed in accordance with the Operating Budget attached hereto as Exhibit A (the "OPERATING BUDGET").

     (i) Sale of Company or its Assets. If WEB sells all of its interest in Merger Sub to an unrelated third party or all or substantially all of Merger Sub's assets prior to the end of the Earn-out Period, then WEB will disburse (within thirty (30) days after the end of the month in which such transaction is consummated) all of the Undisbursed Base Consideration and seventy-five percent (75%) of the Undisbursed Growth Consideration.

     (j)  Change of Control.  If any Change of Control occurs and, within thirty
          (30) days after a written request from the Members' Representative after the occurrence of such Change of Control, WEB or its successor-in-interest does not reaffirm in writing its commitment to
          Section 6(h) of this Agreement, WEB or its successor shall disburse all of the Undisbursed Base Consideration and seventy-five percent (75%) of the Undisbursed Growth Consideration. For purposes of this Section, "Change of Control" means a change in the beneficial ownership of WEB's voting stock or a change in the composition of the Board of Directors of WEB which occurs as follows:

          (i) Any "person," including a "syndication" or "group" as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, is or becomes the beneficial owner, directly or indirectly, of securities of WEB representing 40% or more of the combined voting power of WEB's then outstanding "Voting Securities," which is any security which ordinarily possesses the power to vote in the election of the Board of Directors of a corporation without the happening of any precondition or contingency;

          (ii) WEB is merged or consolidated with another corporation and immediately after giving effect to the merger or consolidation less than 80% of the outstanding Voting Securities of the surviving or resulting entity are then beneficially owned in the aggregate by (x) the stockholders of WEB in their capacities as such immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of WEB entitled to vote on such merger or consolidation, the stockholders of WEB as of such record date;

          (iii) If at any time the following do not constitute a majority of the Board of Directors of WEB (or any successor entity referred to in clause (ii) above): persons who, prior to their election as a Director of the Company (or successor entity if applicable) were nominated, recommended or endorsed by a formal resolution of the Board of Directors of the Company or the Nominating Committee thereof; or

          (iv) WEB  transfers   substantially  all  of  its  assets  to  another
               corporation which is a less than 80% owned subsidiary of WEB.

     (k) Stock Splits. If WEB divides its outstanding shares of common stock into a greater or lesser number of shares the number of shares of Unrestricted Shares and Reserved Shares, together with the number of Warrants, then undisbursed shall be adjusted proportionately.

     (l) Restructuring. If WEB restructures its operations in a way that renders the reporting in this Section impossible, or that renders the accounting for Gross Billings or EBITDA in the Earn-out Report impossible, then, within thirty (30) days after the end of the month in which WEB takes the action described above, WEB will disburse all of the Undisbursed Base Consideration and Undisbursed Growth Consideration.

     (m)  Adjustments to Milestones.

          (i.) If, for any Reporting Period, WEB fails to fund the Budget in accordance with Exhibit A, for the purpose of calculating the payment of Base Consideration and Growth Consideration, the Minimum Base Case Billings required in column 2 of the table in
               Section 6(d) for such Reporting Period will be adjusted downward in proportion to the percentage by which WEB's failure to fund bears to the Budget as determined in accordance with Exhibit A for such Reporting Period and all subsequent Reporting Periods.

          (ii.) If, for any two consecutive Reporting Periods, the AAT Ratio exceeds thirty-three percent (33%) by more than six percentage points, then the Minimum Base Case Billings required in column 2 of the table in Section 6(d) will be adjusted upward in proportion to the increase in the AAT Ratio for such Reporting Periods. The "AAT Ratio" means, for any Reporting Period, the ratio, expressed as a percentage, created by dividing (A) "allowances and true-ups" (as such term has customarily been calculated and reported by the Company prior to Closing) by (B) Gross Billings.

          (iii.) If, for any Reporting Period, the AAT Ratio for two consecutive
               Reporting Periods falls below thirty-three percent (33%) by more than six percentage points, then the Minimum Base Case Billings required in column 2 of the table in Section 6(d) will be adjusted downward in proportion to the decrease in the AAT Ratio for such Reporting Periods.

     (n) Unavoidable Delay. If there shall occur any substantial interruption in the ability to transfer information via the Internet beyond the control of Merger Sub resulting from any act of God, flooding, storm or hurricane damage, enemy or hostile government action, acts of terrorism, civil commotion or unrest, fire or other casualty or other conditions beyond the reasonable control of Merger Sub that cause a direct impact on Merger Sub's offices, facilities, network or a significant number of Merger Sub's employees (any of the foregoing events being an "Uncontrollable Event") then, upon the request of the Members' Representative made within sixty (60) days after the Uncontrollable Event (such request being an "Event Notice"), the calculation and payment of Earn-out Consideration will be tolled until such time as the Uncontrollable Event shall cease to cause a significant impact on the operations of Merger Sub or Merger Sub's ability to provide and sell its products and services for up to one hundred twenty (120) days (with the duration of such period being the "Unavoidable Delay"). If any right or option of any party to take any action under or with respect to the term of this Agreement is conditioned upon the same being exercised within any prescribed period of time or at or before a specified date, then such prescribed period of time or such specified date shall be deemed to be extended or delayed as the case may be upon receipt of the Event Notice for a time equal to the period of Unavoidable Delay. Notwithstanding the foregoing provisions of this subsection (n), the occurrence of an Unavoidable Delay shall not apply to any time periods in which WEB is obligated to disburse Consideration under this Agreement.

     (o) Minimum Consideration. For every calendar month beginning with the month of May, 2006 and ending June, 2009, if Merger Sub produces Gross Billings and EBITDA equal to or greater than twenty percent (20%) of the Minimum Base Case Billings and Minimum Base Case EBITDA for such month, WEB will disburse the sum of $31,333 in cash to the Members as more particularly provided for in the Consideration Agreement (with such disbursements being the "Minimum Consideration"). For any calendar month for which there is no Minimum Base Case Billings or Minimum Base Case EBITDA specified in Section 6(d), the Minimum Base Case Billings and Minimum Base Case EBITDA shall be equal to the applicable amount for the applicable quarterly Reporting Period divided by three.

7.   MISCELLANEOUS.

     (a) Governing Law. This Agreement shall be governed in all respects by the laws of the State of Georgia, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions. Notwithstanding the foregoing, the Merger Documents shall be governed by the laws of the States of Texas and Delaware, as applicable.

     (b) Survival. The representations and warranties made herein shall survive the Closing for a period of one year, whereupon they shall cease and be of no further force and effect.

     (c) Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement shall not be construed so as to confer any right or benefit on any party not a party hereto, other than their respective successors, assigns, heirs, executors and administrators. Without limiting the generality of the foregoing, each Member may assign its right to receive Consideration or any Consideration received by the Member, subject to any limitations on assignment provided in the Consideration Agreement or the Registration Rights Agreement.

     (d) Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supersedes all prior agreements and understandings relating thereto. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     (e) Notices, Etc. All notices under this Agreement shall be sufficiently given for all purposes if made in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile or other electronic transmission, to following addresses and numbers. Notices to the Members addressed to:

                Marc Smith as Members' Representative
                c/o Websource Media
                10375 Richmond Avenue, Suite 800
                Houston, Texas 77042

          With a copy to:

                Darryl M. Burman
                Epstein Becker Green Wickliff & Hall, P.C.
                Wells Fargo Plaza
                1000 Louisiana
                Suite 5400
                Houston, Texas 77002
                dburman@ebglaw.com
                713-750-3175 (Direct)
                713-751-5375 (Fax)

          or at such other address and to the attention to such other person as Company may designate by written notice to Merger Sub and WEB. Notices to Merger Sub and WEB shall be addressed to:

                Web.com, Inc.
                303 Peachtree Center Ave
                Suite 500
                Atlanta, GA 30303
                Telephone:  (404) 260-2477
                Facsimile:  (404)260-2681
                Attn:  Chief Financial Officer
          with a copy to:

                Web.com, Inc.
                303 Peachtree Center Ave
                Suite 500
                Atlanta, GA 30303
                Telephone:  (404) 260-2477
                Facsimile:  (404)-2681
                Attn:  General Counsel

          or at such other address and to the attention of such other person as Merger Sub and WEB may designate by written notice to Members.

     (f)  Members' Representative.

          (i) Each of the Members hereby designates and appoints Marc Smith as the Members' Representative for purposes of this Agreement and Marc Smith hereby accepts such designation and appointment and agrees to act as the Members' Representative for all purposes of this Agreement. The Members' Representative is hereby exclusive authorized after the Agreement Date to take such action as the Members' Representative deems necessary, appropriate or convenient to perform the actions contemplated by this Agreement and any other actions reasonably related thereto. Without limiting the generality of the foregoing, the Members' Representative is hereby specifically authorized (A) to assert claims, make demands and commence actions on behalf of the Members under the Transaction Documents, (B) to act on behalf of the Members in connection with this Agreement and the
               Consideration Agreement, (C) to negotiate and compromise any dispute which may arise under, and exercise or refrain from exercising remedies available to the Members under, the
               Transaction documents, and to sign any releases or other documents with respect to such dispute or remedy (and to bind the Members in so doing); (D) to retain and compensate attorneys, accountants and other professionals or consultants to assist in perform its duties hereunder; (E) to give such instructions and do such other things and refrain from doing such things as it shall deem appropriate to carry out the provisions of the Transaction documents, (F) to give any and all consents and notices under the Transaction Documents and (G) to perform all actions, exercise all powers, and fulfill all duties otherwise assigned to it under this Agreement. The authorization of the Members' Representative contained herein shall be irrevocable and effective until the rights and obligations of the Members under the Transaction Documents terminate.

          (ii) The Members' Representative is hereby granted the sole and exclusive authority to act on behalf of the Members in respect of all matters arising under or in connection with the Transaction documents after the Agreement Date, notwithstanding any dispute or disagreement among the Members and no Member shall have any authority to act unilaterally or independently of the Members' Representative in respect to any such matter. Merger Sub, the Company and WEB shall be entitled to rely on any and all actions taken by the Members' Representative under the Transaction Documents without any liability to, or obligation to inquire of, any of the Members. Any person is hereby expressly authorized to rely on the genuineness of the signatures of the Members' Representative, and upon receipt of any writing which reasonably appears to have been signed by the Members' Representative. Merger Sub, the Company and WEB and any other person may act upon the same without any further duty of inquiry as to the genuineness of the writing.

          (iii) In the event the Members' Representative dies, becomes disabled for more than twenty (20) days, or is unable or unwilling to serve in such capacity, Members representing fifty percent (50%) or more of the Members' interests in the Company as of the Agreement Date may, by executing a written consent to such effect, appoint any one or more of the Members to act as the Members' Representative for all purposes under this Agreement, with such appointment to take immediate effect. If at any time the Members' Representative consists of more than one natural person, all of the decisions of the Members' Representative shall be made by the unanimous consent of all such natural persons.

          (iv) Each Member hereby agrees to indemnify, save and hold harmless the Members' Representative from any and all costs, expenses, fees (including reasonable attorneys' fees), damages, awards or liabilities of any kind or nature ("Costs") in respect of any and all actions, of any kind or nature, taken or omitted by the Members' Representative in connection with this Agreement, the Transaction Documents and any and all ancillary documents related thereto, including, but not limited to, the distribution of any proceeds entitled to be received by the Members hereunder, or the failure of the Members' Representative to receive any of the benefits under this Agreement, the Transaction Documents, or any ancillary documents related thereto. The Members agree that in the event the Members' Representative shall be called upon to initiate or defend any administrative, judicial or legal proceeding in connection with this Agreement, the Transaction Documents, or any documents ancillary thereto, the Members shall reimburse the Members' Representative for all Costs in accordance with their respective ownership ratio of Membership Interests at the time of the execution of this Agreement. Furthermore, the Members' Representative shall be entitled to seek advancement of legal fees from the Members necessary to defend or pursue any administrative, judicial or legal proceeding required hereunder to carry out the intent of this Agreement, the Transaction Documents, or any documents ancillary thereto. In the event any Member, who shall have executed this Agreement, shall fail to honor any of the provisions contained in this Section 7(f)(iv), those Members who are called upon to contribute in excess of their pro rata share of any Costs relating to actions taken by or against the Members' Representative, shall be entitled to seek contributions from such non-contributing Member, including any costs and expenses incurred to collect same

     (g) Delays or Omissions. Except as expressly provided in Section 6(n) with respect to any Unavoidable Delay, no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of the other party under this Agreement shall impair any such right, power or remedy of such first party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.

     (h) Expenses. Members, Company, Merger Sub and WEB shall each bear the expenses and legal fees incurred on their own behalf with respect to this Agreement and the transactions contemplated hereby.

     (i) Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one party, which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     (j) Severability; Enforcement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without such provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party. The parties hereto agree that irreparable damage for which money damages would not be an adequate remedy would occur in the event that any of the provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, in addition to any other remedies a party may have at law or equity, the parties shall be entitled to seek an injunction of injunctions to prevent such breached of this Agreement and to enforce specifically the terms hereof.

     (k) Accounting Disputes. If the Members's Representative provides a timely Objection Notice, the Members' Representative and a senior executive of WEB shall meet face to face within ten (10) business days after the date of the Objection Notice in an attempt to resolve the dispute. If the dispute is not so resolved within such ten (10) business day period, either the Members' Representative or WEB may refer the matter to a Qualified Accounting Firm with instructions to review the objections made in the Objection Notice, together with any further arguments or factual claims the Members' Representative may make in writing, in a written conclusion provided to both parties within twenty (20) days after both parties have submitted the arguments and documents required to be submitted by them in accordance with this

          Section. Each of the parties must submit all of the arguments, documents and other materials to be submitted by them within twenty
          (20) days after the date on which the Qualified Accounting Firm accepts in writing its engagement for purposes of this Section, unless the parties otherwise agree in writing to a different period of time. The written decision of the Qualified Accounting Firm shall be rendered in accordance with this Agreement and generally accepted accounting principles and shall be binding on all parties hereto absent manifest error. For purposes of this Section a "Qualified Accounting Firm" means an accounting firm that is not currently engaged to provide services to WEB and who would have no conflict of interest in rendering a decision with respect to a dispute between WEB and the Members and who is agreeable both to the Stockholder Representatives and WEB. The fees and expenses of the Qualified Accounting Firm shall be split by the Members and WEB in equal measures.

          (l) Dispute Resolution. In the event of any dispute or disagreement between Members and WEB as to the interpretation of any provision of this Agreement or the other Transaction Documents (or the performance of obligations thereunder), or any other claim or cause of action between any Member and WEB or Merger Sub pertaining to or arising out of this Agreement or the transactions contemplated hereby, whether such claim or cause of action constitutes allegations of breach of contract, fraud or tort, but excluding any such claim or cause of action that consists solely of a claim for the disbursement of Base Consideration (including any Catch-up Consideration) or Growth Consideration in accordance with this Agreement for a Reporting Period for which there was no Objection Notice (such an excluded claim or cause of action being an "Excluded Claim"), the matter, upon written request of either party, shall be referred to representatives of the parties for decision. The representatives shall promptly meet in a good faith effort to resolve the dispute. If the representatives do not agree upon a decision within ten (10) calendar days after reference of the matter to them, any controversy, dispute or claim arising out of or relating in any way to this Agreement or the transactions arising hereunder shall be settled exclusively by arbitration in the City of Atlanta, Georgia. Such arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its then prevailing rules, by a panel of three (3) independent and impartial arbitrators selected in accordance with such rules (the "Panel"). Notwithstanding anything to the contrary provided in Section 9.13 hereof, the arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. ss. 1 et seq. The fees and expenses of the AAA and the Panel shall be shared equally by WEB and the Members and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the Panel shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) to the prevailing party. No pre-arbitration discovery shall be permitted, except that the Panel shall have the power in its sole discretion, on application by any party, to order pre-arbitration examination solely of those witnesses and documents that any other party intends to introduce in its case-in-chief at the arbitration hearing. WEB and Members shall instruct the Panel to render its award within thirty (30) days following the conclusion of the arbitration hearing. The Panel shall not be empowered to award to any party equitable relief of any kind or any damages not permitted under this
          Section in connection with any dispute between or among the parties arising out of or relating in any way to this Agreement or the transactions arising hereunder, and each party hereby irrevocably waives any right to recover such damages. Notwithstanding anything to the contrary provided in this Section and without prejudice to the above procedures, any party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the Panel is selected and available to hear such party's request for temporary relief. The award rendered by the Panel shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

     (m) Excluded Claims. The parties agree that any party hereto may pursue any Excluded Claim in any court having jurisdiction over the parties; provided, however, that the prevailing party in any such litigation shall be entitled to recover its reasonable attorneys' fees and expenses from the non-prevailing party. Each of the parties to this Agreement accepts the non-exclusive jurisdiction of the state courts sitting in Harris County, Texas for the purpose of any claims litigated under this sub-section. The foregoing consents to jurisdiction shall not constitute a general consent to jurisdiction in the State of Texas for any purpose except as provided above and shall not be deemed to confer rights on any third party.

     (n)  Index to Definitions.

          (i) Capitalized terms in this Agreement are defined in the Sections of this Agreement identified below or in the other Transaction Documents identified below:



           DEFINED TERM                                       WHERE DEFINED
           ------------                                       -------------
           AAA                                                7(l)
           AAT Ratio                                          6(m)
           Administaff                                        3(w)
           Agreement                                          Preamble
           Agreement Date                                     Preamble
           Change of Control                                  6(j)
           Closing                                            2(b)
           Company                                            Preamble
           Company Balance Sheet                              3(o)
           Company Workers                                    3(w)
           Consideration Agreement                            2(a)
           Consideration Securities                           Registration Rights Agreement
           Copyrights                                         3(j)
           Disclosure Schedule                                3(b)
           Earn-out Consideration                             2(a)
           Earn-out Period                                    6(a)


                                       24

           Earn-out Report                                    6(a)
           EBITDA                                             6(d)
           Effective Time                                     1(a)
           Event Notice                                       6(n)
           Excluded Claim                                     6(l)
           Financial Statements                               3(o)
           GAAP                                               6(d)
           Gross Revenue                                      6(d)
           Houston Debt                                       2(c)
           Houston RPM                                        2(c)
           Houston RPM Payoff Amount                          2(c)
           Houston RPM Payoff Letter                          2(c)
           Intellectual Property                              3(j)
           Kaufman Brothers                                   2(c)
           Material Agreement                                 3(r)
           Maximum Growth Consideration                       6(f)
           Merger                                             1(a)
           Merger Documents                                   1(a)
           Merit Financial                                    2(c)
           Merit Payoff Letter                                2(c)
           WSM Regulations                                    3(b)
           Marks                                              3(j)
           Material Adverse Effect                            3(a)
           Member and Members                                 Preamble
           Members' Representative                            Preamble
           Membership Interests                               2(a)
           Merger Sub                                         Preamble
           Merger Sub Material Adverse Effect                 5(c)
           Minimum Base Case Billings                         6(d)
           Minimum Base Case EBITDA                           6(d)
           Minimum Consideration                              6(p)
           Negative Period                                    6(g)
           Net Earnings                                       6(d)
           Objection Notice                                   6(b)
           Operating Expense                                  Exhibit A
           Operating Budget                                   6(h)
           Panel                                              6(l)
           Patents                                            3(j)
           Qualified Accounting Firm                          7(k)
           Preferred Units                                    2(c)
           Registrable Securities                             Registration Rights Agreement
           Reporting Period                                   6(a)
           Reserved Shares                                    Registration Rights Agreement
           Sale and Purchase                                  2(a)
           Short Period                                       6(g)
           Software                                           3(j)


                                       25

           Uncontrollable Event                               6(n)
           Unrestricted Stock                                 Registration Rights Agreement
           Voting Securities                                  6(j)
           WEB                                                Preamble


In addition, the following capitalized terms have the definitions provided below:

          (ii) "Company Business" means the business of the Company and its subsidiaries in the sale and marketing of website design, website hosting and related services, in the manner conducted by them during the twelve months preceding the Agreement Date and as the same may change over time in accordance with this Agreement.

          (iii) "Customer Agreements" means all of the outstanding contracts and agreements between the Company or any of its subsidiaries and any customers or users who pay, or are obligated to pay, Company or any of its subsidiaries for service or the use of any product.

          (iv) "Earn-out   Consideration"   means,   collectively,    the   Base
               Consideration and the Growth Consideration.

          (v) "Existing Members" means the persons who, collectively, own one hundred percent (100%) of the membership interests in the Company immediately prior to Closing.

          (vi) "Registration Rights Agreement" means that certain Registration Rights Agreement of even date with this Agreement among WEB and the Members.

          (vii) "Undisbursed Base Consideration" means, at any time, the Base Consideration, less (a) the Base Consideration which has previously been disbursed to the Members in accordance with this Agreement and (b) any Base Consideration that has been forfeit pursuant to Section 6(g)

          (viii) Undisbursed Growth Consideration" means, at any time, the Growth Consideration, less the Growth Consideration which has previously been disbursed to the Members in accordance with this Agreement.

     (o)  Certain Tax Matters.

          (i)  Tax Return Preparation.

               (a) For taxable periods that end on or prior to the Effective Time ("Pre-Closing Periods") and taxable periods that include the Effective Time but do not begin or end on the Effective Time ("Straddle Periods"), the Members shall prepare or cause to be prepared all federal and state income and franchise Tax Returns of the Company (the "Final
                    Returns") that are required by applicable law. Such Tax Returns shall be prepared using the closing of the books method to the extent permitted by applicable law. The Members shall pay all Taxes shown as due on such Tax Returns properly allocable to the Pre-Closing Periods, and shall indemnify and hold Merger Sub and WEB harmless from and against any such Tax liabilities. All such Tax Returns shall be prepared in a manner consistent with past practice unless such past practice has been finally determined by the applicable tax authority to be incorrect or unless a contrary treatment is required by applicable law or the judicial or administrative interpretation thereof.

               (b) Prior to the date which is forty-five (45) days prior to the due date of any of the Final Returns, including any extensions of time, the Members shall submit to WEB each federal and state income or franchise tax return for any Pre-Closing Periods or Straddle Periods. WEB shall review such returns, and within twenty (20) days of WEB's receipt of any such return, notify the Members of any changes thereto reasonably requested by WEB. The Members and WEB shall in good faith reconcile any differences as to such proposed changes, and the Members shall make or cause to be made such changes to the Final Returns which are necessary to make the Final Returns consistent with the agreement of the parties as set forth in this Section. Following receipt of the Tax Returns described in the immediately preceding sentence from the Members, WEB shall execute and file such Tax Returns.

          (iii) Tax Termination of the Company. The parties acknowledge that the Merger will result in the termination of the Company as a partnership for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code.

          (iv) Short Final Return for Company. As a result of the termination referred to above in subparagraph (iii), the taxable year of the Company will end for U.S. federal income tax purposes (and any applicable state tax purposes) as of the Effective Time, and all income gain, expense, loss, deduction or credit for the period from January 1, 2006 up to and including the Effective Time, shall, to the extent permitted by law, be allocated to the Members pursuant to the terms of the Company's WSM Regulations, and all such allocations with respect to the Company shall, to the extent permitted by law, be determined using the closing of the books method.

          (v) Tax Treatment of this Transaction. The parties intend that the Merger be treated as an acquisition of all the outstanding membership interests in the Company by Merger Sub for purposes of federal income taxation.

     (p) Noncompetition. Each of the Members agrees, for two (2) years after the Effective Time, none of the Members or their Affiliates may engage, directly or indirectly, within any area in which the Company Business is currently conducted, in the provision of web hosting services or domain registration services to customers or acquire, own, manage, operate, control, be employed by or participate in the ownership, management operation or control of, except on behalf of Web (pursuant to the Agreement or otherwise) or be connected in any manner with, any business advertising web hosting services or domain registration services of the type and character engaged in by the Company Business on and prior to the Effective Time. For these purposes, ownership of securities of 1% or less of any class of securities of a person engaged in the business of providing website hosting or domain registration services shall not be considered to be competition with WEB.

     (q) Public Announcements. Except as otherwise required by law or the rules and regulations of the Nasdaq National Market ("NASDAQ"), no party to this Agreement may issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other persons with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that WEB may issue a press release subject to the approval of the Members' Representative which will not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from the other parties and such report, statement or release is required by Law or NASDAQ, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof.

     (r) Confidentiality. Each party hereto will hold, and will use its best efforts to cause his, her or its affiliates, and their respective representatives to hold, in strict confidence from any person (other than any such affiliate or representative), all documents and information concerning any other party or any of his, her or its affiliates and their respective customers furnished to such party by any other party or such other party's representatives, or obtained in the course of its performance of this Agreement or the other transaction contemplated hereby (the "Confidential Information"), except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential, Notwithstanding the foregoing sentence, the restrictions contained in this Section shall not bind a party if such party is (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby) or by other requirements of law, or (ii) if such Confidential Information is disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder,

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:                                      MEMBERS' REPRESENTATIVE:

WEB SOURCE MEDIA, LLC                         /s/ Marc Smith
                                              ----------------------------------
                                              Marc Smith

By:    /s/ Marc R. Smith
       ----------------------------
Name:  Marc R. Smith
       ----------------------------
Title: CEO, MGR
       ----------------------------



MERGER SUB:                                   WEB

WEB ASTRO ACQUISITION, L.P.                   Web.com, Inc.

By:    Web Astro GP, Inc.

By:    /s/ Jonathan B. Wilson                 By:    /s/ Jonathan B. Wilson
       -----------------------                       ---------------------------
Name:  Jonathan B. Wilson                     Name:  Jonathan B. Wilson
Title: Secretary                              Title: Senior Vice President





Attachments
-----------
Exhibit A           Budget
Exhibit B           Consideration Agreement
Exhibit 1.1         Merger Documents
Exhibit 5           Form of Warrant
Schedule 6(e)       Loan Guarantee Fee
Disclosure Schedule

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